Exhibit 107

Calculation of Filing Fee Table

F-3
(Form Type)

Aktiebolaget Svensk Exportkredit (publ)
(Exact Name of Registrant as Specified in its Charter)

Swedish Export Credit Corporation

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	The Registrant is registering an indeterminate amount of the securities for offer from time to time at indeterminate offering prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrant is deferring payment of all of the registration fee.
(2)	An indeterminate aggregate initial offering price or number of securities is being registered as may from time to time be offered at indeterminate prices.